UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

SCHEDULE 14A
__________________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐          Preliminary Proxy Statement
☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐          Definitive Proxy Statement
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☐          Soliciting Material Under Rule 14a-12

ReWalk Robotics Ltd.
(Name of the Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in Exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This filing relates to the 2022 Annual Meeting of Shareholders (the “Meeting”) of ReWalk Robotics Ltd. (the “Company”).

The following letter was mailed to shareholders of the Company entitled to notice of, and to vote at, the Meeting on or about June 23, 2022:

June 23, 2022

Dear Shareholders,

Thank you for your investment in ReWalk Robotics Ltd. (“ReWalk” or the “Company”) and your confidence in our life-changing technologies. We are writing to you because this year’s Annual Meeting of Shareholders (the “Annual Meeting”), scheduled for July 27, 2022, will be especially important. The Company is at a critical juncture as we are closing in on achieving key milestones to pave the way for broader patient access to our solutions, which we believe will enhance value creation.

Your Board of Directors (“Board”) and management team are working hard to continue to create value by pursuing increased access to wearable robotic exoskeletons through expanded reimbursement coverage in the U.S. and Germany. These efforts are catalysts for achieving sustainable growth stemming from our years of thoughtful investment in research, development and innovation. In our view, ReWalk is at an exciting inflection point on the road to broad commercialization.

Our core strategy involves the following:

✔ Adding systemic coverage and reimbursement  with the Centers for Medicare and Medicaid Services (“CMS”) and other payers to improve lives and create pathways for individuals to benefit from our technologies

✔ Making meaningful progress on key long-term  initiatives, including developing the infrastructure for claims processing following payer approvals and to improve Veterans Affairs (“VA”) support post-COVID-19

✔ Advancing technical developments that expand our addressable markets and allow more effective penetration under existing coverage programs

✔ Expanding the Company product  portfolio to achieve faster growth on the path  to profitability

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✔ Taking steps to prudently manage our capital allocation and leverage our strong cash position to enhance value for shareholders, including by repurchasing shares

Below we outline our exciting progress to date in further detail and our plans for the future.

THE BOARD AND MANAGEMENT HAVE OVERSEEN TANGIBLE PROGRESS AGAINST PREVIOUSLY SET GOALS

Your Board and management team have been focused on creating a meaningful and sustainable market for the personal use of robotic technologies to change patients’ lives. We have made tangible progress, including the following:

✔ Achieved 36% YOY revenue growth in 2021 compared to 2020, as a result of our expanded sales team, increasing market access and successfully building on our contracts

✔ Built foundational clinical data and infrastructure  that allowed  us to obtain CMS Exoskeleton code issuance and progress on coverage

✔ Prioritized working with individual patient cases to establish a more efficient claims processing system in order to facilitate smooth processing

✔ Obtained expanded Exoskeleton reimbursement coverage in Germany with two additional supply agreements

✔ Added a contract with U.K.-based Rebotics Technology in order to provide the full infrastructure needed to support expansion in the U.K.

✔ Continued to drive improvements to our ReWalk Personal Exoskeleton in preparation for two different FDA submissions anticipated in 2022. These design advances expand upon our position as the most used personal exoskeleton in the world and will improve functionality and usability to further increase adoption of the ReWalk Exoskeleton

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✔ Achieved FDA breakthrough status for two R&D products that qualified for CMS coverage under the prior Medicare Coverage of Innovative Technology guidelines, and we are providing legislative support by working with the Medical Device Manufacturers Association for the Transitional Coverage of Emerging Technologies coverage proposals that are intended to modify and improve the prior proposal

✔ Launched National Health Service pilot  and made meaningful progress on our U.S. national pilot initiative for our ReStore stroke product in the U.K. and U.S.

✔ Maintained a strong balance sheet with no debt, to support the achievement of our goals

WE BELIEVE OUR STOCK IS UNDERVALUED AND ARE COMMITTED TO RETURNING CAPITAL TO SHAREHOLDERS

We remain committed to utilizing our cash to support growth and maximize shareholder value.

✔ On June 2nd, we announced that our Board had unanimously approved a program to repurchase up to $8 million of the Company’s Ordinary Shares

✔ The Board approved this program based on input from shareholders and as part of its ongoing consideration of ways to leverage our strong cash position

✔ We believe the program represents a prudent use of the Company’s capital and signals the Board’s confidence in our long-term prospects — with pivotal decisions expected in 2022 regarding coverage in the U.S. and in Germany

✔ As required under Israeli law, we filed a motion for court approval to make these repurchases and are working expeditiously to attain this approval and commence the repurchases as soon as possible

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WE HAVE STRONG MOMENTUM HEADING INTO THE SECOND HALF OF 2022 AND ARE APPROACHING CRITICAL MILESTONES THAT REQUIRE OUR FULL BOARD’S EXPERTISE AND KNOWLEDGE

Several pivotal milestones lie ahead in the remainder of this year, and collectively we are laser-focused on leveraging the value-enhancing potential of these developments by:

✔ Building on the CMS code that was achieved by defining the benefit category — with the positive development that we were included in the June 8th first biannual Healthcare Common Procedure Coding System session; in parallel, we will begin to submit the first Medicare cases as part of the pricing and supply process in the remainder of this year

✔ Anticipating the issuance of a German Federal Social Court ruling that would clarify the reimbursement structure for exoskeletons and help to establish them as a standard of care, enabling the expansion of additional supply contracts

✔ Looking to achieve YOY revenue growth with the VA reopening post COVID-19 pandemic, German expansion and the initiation of cases with CMS

✔ Focusing on new business development with the potential addition of one or more commercial product lines designed to leverage our current sales pathways and shorten the timeline to profitability

WE ARE COMMITTED TO ENSURING OUR BOARD IS CONTINUALLY REFRESHED WITH THE RIGHT MIX OF SKILL SETS AND EXPERIENCE TO OVERSEE VALUE CREATION

We believe we have a strong Board with the necessary mix of essential skills and relevant experience to help drive our efforts to achieve broader reimbursement for, and commercialization of, our life-changing technologies.

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As a Board, we are focused on refreshment and evaluating on an ongoing basis whether we have the right skill sets to maximize value at all levels. Our commitment to Board refreshment is something we take very seriously:

✔ In April, we appointed Joseph Turk, Jr., a seasoned medical device professional with extensive experience in medical device commercialization, to the Board

✔ Prior to that, in October 2020, we appointed Randel Richner to the Board. Ms. Richner is a healthcare policy and reimbursement expert with over 30 years of experience bringing health economics and reimbursement strategic services to the healthcare industry

✔ Both Mr. Turk and Ms. Richner bring essential skill sets in reimbursement and post-CMS reimbursement, which is what we believe ReWalk needs at this critical point

Unfortunately, Creative Value Capital Limited Partnership (“CVC”), which claims to hold approximately 3% of ReWalk’s outstanding shares, has nominated two candidates for election to the Board and submitted two additional proposals for consideration at the Annual Meeting.

We believe that all three of our candidates up for election at the Annual Meeting — CEO Larry Jasinski, Dr. John William Poduska and Ms. Richner — are critical to sustaining our momentum with reimbursement and technology development. Their experience and specific roles in these areas are essential to our success. CVC has provided limited information about its nominees and has not articulated why they should be elected to the Board. We strongly recommend that shareholders vote against CVC’s nominees.

Additionally, among CVC’s proposals is the removal of three of our current directors: Chairman Jeff Dykan, Yohanan Engelhardt and Yasushi Ichiki — all of whom bring integral and unique skill sets and experience to the Board. CVC has provided no explanation as to why it believes these directors, including our Chairman, should be removed from the Board, and we believe such removals would be detrimental to shareholders. We therefore recommend that shareholders do not support this proposal.

Despite ongoing discussions, CVC has still not made a good faith attempt to work constructively with our Board, nor has it provided us with any suggestions for improving our business or any other insight into how its nominees would enhance value for all shareholders. As a result, our Board cannot and does not endorse any of the shareholder nominees. However, we remain open to a continued dialogue in order to avoid a costly, distracting and unnecessary proxy contest that threatens our trajectory.

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WE URGE YOU TO USE THE ENCLOSED WHITE PROXY CARD TO VOTE “FOR” ON PROPOSALS 1 – 6 FROM THE BOARD AND “AGAINST” ON PROPOSALS 7 – 9 FROM CVC

Thank you for your support.

Sincerely,

Jeff Dykan, Chairman	Arik Dan	Yohanan Engelhardt	Yasushi Ichiki	Larry Jasinski

Dr. John William Poduska	Randel Richner	Joseph Turk	Wayne B. Weisman

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IF SHAREHOLDERS HAVE QUESTIONS OR NEED ASSISTANCE IN VOTING THEIR SHARES FOR THE ANNUAL MEETING, PLEASE CONTACT THE COMPANY’S PROXY SOLICITOR, MORROW SODALI, USING THE BELOW INFORMATION

M O R R O W S O D A L I

509 Madison Avenue
Suite 1206
New York, NY 10022

Banks and Brokers Call: (203) 561-6945
Shareholders Call Toll Free: (800) 662-5200
E-mail: RWLK@investor.morrowsodali.com

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About ReWalk Robotics Ltd.

ReWalk Robotics Ltd. develops, manufactures and markets wearable robotic exoskeletons for individuals with lower limb disabilities as a result of spinal cord injury or stroke. ReWalk’s mission is to fundamentally change the quality of life for individuals with lower limb disability through the creation and development of market leading robotic technologies. Founded in 2001, ReWalk has headquarters in the U.S., Israel and Germany. For more information on the ReWalk systems, please visit  rewalk.com.

ReWalk® and ReStore® are registered trademarks of ReWalk Robotics Ltd. in the United States and other jurisdictions.

Forward Looking Statements

In addition to historical information, this letter contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward- looking statements may include projections regarding ReWalk's future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this letter are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of ReWalk's control. Important factors that could cause ReWalk's actual results to differ materially from those indicated in the forward-looking statements include, among others: uncertainties associated with future clinical trials and the clinical development process, the product development process and FDA regulatory submission review and approval process; the adverse effect that the COVID-19 pandemic has had and may continue to have on the Company’s business and results of operations; ReWalk's ability to have sufficient funds to meet certain future capital requirements, which could impair the Company's efforts to develop and commercialize existing and new products; ReWalk's ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market and the risk that its ordinary shares will be delisted if it cannot do so; ReWalk’s ability to maintain and grow its reputation and the market acceptance of its products; ReWalk's ability to achieve reimbursement from third-party payors, including CMS, for its products; ReWalk's limited operating history and its ability to leverage its sales, marketing and training infrastructure; ReWalk's expectations as to its clinical research program and clinical results; ReWalk's expectations regarding future growth, including its ability to increase sales in its existing geographic markets and expand to new markets; ReWalk's ability to obtain certain components of its products from third-party suppliers and its continued access to its product manufacturers; ReWalk's ability to improve its products and develop new products; ReWalk's compliance with medical device reporting regulations to report adverse events involving the Company's products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on ReWalk's ability to market and sell its products; ReWalk's ability to gain and maintain regulatory approvals; ReWalk's ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; the risk of a cybersecurity attack or breach of the Company's IT systems significantly disrupting its business operations; ReWalk's ability to use effectively the proceeds of its offerings of securities; and other factors discussed under the heading "Risk Factors" in ReWalk's annual report on Forms 10-K and 10-K/A for the year ended December 31, 2021 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this letter speaks only as of the date hereof. Factors or events that could cause ReWalk's actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for ReWalk to predict all of them. Except as required by law, ReWalk undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. The Company has filed a definitive proxy statement and a proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge on the SEC’s website at  www.sec.gov. Copies are also available at no charge on the Company’s website at http://ir.rewalk.com.

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